VSE Reports Financial Results for Second Quarter 2018
Federal Group Revenue Declines; Aviation Group Increases

Alexandria, Virginia, July 26, 2018 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the second quarter of 2018.

CEO Commentary
"We continue to experience a reduction in revenue from our Federal Services Group; however, contract backlog improved at the end of the second quarter. We are attaining encouraging results from our strategic efforts in our Aviation Group. Our Singapore operation began generating revenue in the second quarter as we extend new product lines to new geographic and end-user markets,” said Maurice “Mo” Gauthier, VSE CEO.

Mr. Gauthier continued, “Our Supply Chain Management Group’s revenue decreased slightly due to a reduction of parts ordered by the U.S. Postal Service, which was partially offset by increases in commercial and DoD revenue during the second quarter. Our Supply Chain Management Group has experienced double digit growth in both the commercial and DoD markets and we will continue to focus on these key markets.”

Second Quarter Results (unaudited)

(in thousands, except per share data)
	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Revenues	$170,394	$193,860	(12.1)%	$347,291	$391,154	(11.2)%
Operating income	$13,855	$15,005	(7.7)%	$25,448	$29,201	(12.9)%
Net income	$8,751	$7,807	12.1%	$15,803	$15,100	4.7%
EPS (Diluted)	$0.80	$0.72	11.1%	$1.45	$1.39	4.3%

Operational Highlights

•	Our Aviation Group’s subsidiary, VSE Aviation Singapore Pte Ltd., was appointed a Honeywell Asia Pacific distributor for Boeing 777 and 737 display units.

•
VSE Aviation Inc. has signed a contract with El Colono of Costa Rica for the overhaul of eight PT6A-34AG turboprop engines. This effort has an 18-month period of performance and a total value of approximately $2.2 million.

•	VSE Aviation Singapore Pte Ltd. was appointed a BendixKing distributor for the Asia Pacific region to supply a wide range of avionics, flight controls, display units and installation kits.

•
Our Federal Services Group was awarded several delivery orders in the latter part of the second quarter by the Naval Sea Systems Command (NAVSEA) International Fleet Support Program Office to provide support under its Foreign Military Sales (FMS) contract. The periods of performance for these delivery orders range between 10 and 21 months, and have a combined funded value of approximately $29 million.

Financial Information
Revenues were $170.4 million in the second quarter of 2018 compared to $193.9 million in the second quarter of 2017. For the first six months, revenues were $347.3 million in 2018 compared to $391.2 million in 2017. These decreases were primarily attributable to a reduction in work in our Federal Services Group.

Operating income was $13.9 million for the second quarter of 2018 compared to $15.0 million in the second quarter of 2017. For the first six months, operating income was $25.4 million in 2018 and $29.2 million in 2017. The operating income decrease was primarily attributable to revenue decreases in our Federal Services Group and lower U.S. Postal Service revenues in our Supply Chain Management Group, which was partially offset by a revenue increase for the Aviation Group.

Net income was $8.8 million for the second quarter of 2018, or $0.80 per diluted share, compared to $7.8 million, or $0.72 per diluted share for the second quarter of 2017. Net income was $15.8 million for the first six months of 2018, or $1.45 per diluted share, compared to $15.1 million, or $1.39 per diluted share for the first six months of 2017. The increase in net income was due to the enactment of the Tax Cuts and Jobs Act in December 2017, which reduced the federal income tax rate from 35% to 21% effective January 1, 2018.

Bookings in our Federal Services Group were $189 million for the first six months of 2018 compared to revenue for this group of $169 million. Funded contract backlog at June 30, 2018 was $338 million, compared to $261 million at March 31, 2018 and $386 million at June 30, 2017.

Non-GAAP Financial Information
The non-GAAP Financial Information (unaudited) listed below is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider EBITDA a non-GAAP financial measure and an important indicator of performance and useful metric for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. EBITDA should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization.

Non-GAAP Financial Information (unaudited)

(in thousands)	Three Month Results			Six Month Results
	2018	2017	% Change	2018	2017	% Change
Net Income	$8,751	$7,807	12%	$15,803	$15,100	5%
Interest Expense	2,182	2,376	(8)%	4,357	4,811	(9)%
Income Taxes	2,922	4,822	(39)%	5,288	9,290	(43)%
Amortization of Intangible Assets	4,004	4,004	0%	8,008	8,008	0%
Depreciation and Other Amortization	2,235	2,489	(10)%	4,715	5,196	(9)%
EBITDA	$20,094	$21,498	(7)%	$38,171	$42,405	(10)%

Capital Expenditures
Purchases of property and equipment were $1.9 million for the first six months of 2018 compared to $1.3 million for the first six months of 2017.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about July 27, 2018 for more details on our 2018 second quarter results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2017 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$624	$624
Receivables, net	54,629	55,760
Unbilled receivables, net	37,955	42,577
Inventories, net	164,390	132,591
Other current assets	13,551	16,988
Total current assets	271,149	248,540

Property and equipment, net	52,670	55,146
Intangible assets, net	102,901	110,909
Goodwill	198,622	198,622
Other assets	15,401	15,796
Total assets	$640,743	$629,013

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$9,468	$6,960
Accounts payable	57,648	66,015
Accrued expenses and other current liabilities	32,619	40,243
Dividends payable	870	759
Total current liabilities	100,605	113,977

Long-term debt, less current portion	171,857	165,614
Deferred compensation	18,028	16,323
Long-term lease obligations, less current portion	19,765	20,581
Deferred tax liabilities	19,172	19,423
Total liabilities	329,427	335,918

Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 10,881,106 and 10,838,747, respectively	544	542
Additional paid-in capital	26,490	24,470
Retained earnings	283,767	267,902
Accumulated other comprehensive income	515	181
Total stockholders' equity	311,316	293,095
Total liabilities and stockholders' equity	$640,743	$629,013

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Revenues:
Products	$90,119	$89,254	$178,792	$178,271
Services	80,275	104,606	168,499	212,883
Total revenues	170,394	193,860	347,291	391,154

Costs and operating expenses:
Products	75,834	74,222	150,560	148,928
Services	75,971	100,150	161,726	204,094
Selling, general and administrative expenses	730	479	1,549	923
Amortization of intangible assets	4,004	4,004	8,008	8,008
Total costs and operating expenses	156,539	178,855	321,843	361,953

Operating income	13,855	15,005	25,448	29,201

Interest expense, net	2,182	2,376	4,357	4,811

Income before income taxes	11,673	12,629	21,091	24,390

Provision for income taxes	2,922	4,822	5,288	9,290

Net income	$8,751	$7,807	$15,803	$15,100

Basic earnings per share	$0.80	$0.72	$1.45	$1.39

Basic weighted average shares outstanding	10,881,106	10,838,435	10,870,887	10,830,595

Diluted earnings per share	$0.80	$0.72	$1.45	$1.39

Diluted weighted average shares outstanding	10,918,927	10,861,769	10,907,777	10,855,632

Dividends declared per share	$0.08	$0.07	$0.15	$0.13

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$15,803	$15,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,723	13,204
Deferred taxes	(888)	(974)
Stock-based compensation	1,676	1,464
Changes in operating assets and liabilities:
Receivables, net	1,131	6,412
Unbilled receivables, net	9,604	13,861
Inventories, net	(34,352)	528
Other current assets and noncurrent assets	4,227	9,725
Accounts payable and deferred compensation	(6,164)	(39,511)
Accrued expenses and other current liabilities	(6,568)	(105)
Long-term lease obligations	(816)	(667)

Net cash (used in) provided by operating activities	(3,624)	19,037

Cash flows from investing activities:
Purchases of property and equipment	(1,880)	(1,252)
Proceeds from the sale of property and equipment	46	400

Net cash used in investing activities	(1,834)	(852)

Cash flows from financing activities:
Borrowings on loan agreement	359,554	181,673
Repayments on loan agreement	(349,534)	(197,142)
Payment of debt financing costs	(1,692)	—
Payments on capital lease obligations	(707)	(627)
Payments of taxes for equity transactions	(641)	(500)
Dividends paid	(1,522)	(1,300)

Net cash provided by (used in) financing activities	5,458	(17,896)

Net (decrease) increase in cash and cash equivalents	—	289
Cash and cash equivalents at beginning of period	624	428
Cash and cash equivalents at end of period	$624	$717